EXHIBIT 10.3

FIRST AMENDMENT TO THE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR ANDREW SAMUEL
THIS AMENDMENT (the “Amendment”) is adopted effective December 1, 2023, by and between LINKBANK (the “Employer”) and Andrew Samuel (the “Executive”).
The Executive and The Gratz Bank executed a Supplemental Executive Retirement Plan Agreement dated October 28, 2021 (the “Agreement”) which provides retirement benefits to the Executive under certain circumstances.  The Gratz Bank subsequently merged with and into the Employer.  As a consequence of that merger, the Employer has assumed all of  The Gratz Bank’s rights and responsibilities under the Agreement.  The Employer and the Executive now wish to increase benefits under the Agreement.
NOW, THEREFORE, the Employer and the Executive adopt the following amendments to the Agreement:
Section 2.1 of the Agreement shall be deleted and replaced by the following:
2.1 Normal Retirement Benefit.  Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Six Hundred Thousand Dollars ($600,000) in lieu of any other benefit hereunder.  The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for fifteen (15) years.
Section 2.4 of the Agreement shall be deleted and replaced by the following:
2.4 Change in Control Benefit.  If a Change in Control occurs, followed within twenty-four (24) months by an Involuntary Termination or a Termination for Good Reason prior to Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Six Hundred Thousand Dollars ($600,000) in lieu of any other benefit hereunder.  The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for fifteen (15) years.
Section 2.5 of the Agreement shall be deleted and replaced by the following:
2.5 Death Prior to Commencement of Benefit Payments.  In the event the Executive dies prior to Separation from Service, the Employer shall pay the Beneficiary the benefit in the amount shown on the table below in lieu of any other benefit hereunder.  The benefit will be paid in a lump sum the month following the Executive’s death.
Year of Executive’s Death	Amount of Benefit
2023	$6,229,940
2024	$6,658,525
2025 or later	$6,803,740

The Schedule A originally attached to the Agreement shall be deleted in its entirety and replaced by the attached Schedule A.
IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

Executive	Employer:

/s/ Andrew Samuel
By: /s/ Carl Lundblad
Its: Chief Risk Officer

By: /s/ George Parmer
Its: Chair, Compensation Committee